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                                   EXHIBIT 11

                      COMPUTATION OF NET INCOME PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEARS ENDED JUNE 30,
                                                          ----------------------------------
                                                            1996         1995         1994
                                                          --------     --------     --------
Primary:
  Average shares outstanding..........................      38,975       39,146       39,720
                                                          ========     ========     ========
  Income before cumulative effect of change in
     accounting principle.............................    $178,367     $154,466     $121,880
  Cumulative effect of change in accounting
     principle........................................          --           --      (10,063)
                                                          --------     --------     --------
  Net Income..........................................    $178,367     $154,466     $111,817
                                                          ========     ========     ========
  Per share amounts:
     Income before cumulative effect of change in
       accounting principle...........................       $4.58        $3.95        $3.07
     Cumulative effect of change in accounting
       principle......................................          --           --         (.25)
                                                          --------     --------     --------
     Total............................................       $4.58        $3.95        $2.82
                                                          ========     ========     ========
Fully diluted:
  Total primary average shares outstanding............      38,975       39,146       39,720
  Dilutive stock options and employee stock purchase
     plan shares -- based on treasury stock method
     using the greater of year-end market price or
     average market price.............................         128          132          154
                                                          --------     --------     --------
  Total fully diluted average shares outstanding......      39,103       39,278       39,874
                                                          ========     ========     ========
  Per share amounts:
     Income before cumulative effect of change in
       accounting principle...........................       $4.56        $3.93        $3.05
     Cumulative effect of change in accounting
       principle......................................          --           --         (.25)
                                                          --------     --------     --------
     Total............................................       $4.56        $3.93        $2.80
                                                          ========     ========     ========

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